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Our Informaiton:		Your Information:
Sold by:	Exhedra Solutions, Inc.	Name /	Surge Marketing Corp.
	DBA Rent a Coder	Address:	Attn: Troy Mutter
	14310 North Dale Mabry Hwy		#205-340 Linden
	Suite #280		Avenue
	Tampa, FL 33618		Victoria, British
	USA		Columbia V8V 4E9
	P: (813) 908-9029		Canada
F: (813) 960-1495
	EIN: #59-3510883	Telephone:	250-858-9862

Date	Deposit Id	Description	Quantity	Phase	Price
4/12/2005 8:37:35 PM	113967	Rent a Coder escrow payment	1	Approved	$1,200.00

Other Info:

Transaction Type: Snail Mail Check

For software development services on bid request id #266265

Link Directory Application

Custom Software Buyer Agreement

This document is a legal agreement between you, the “Buyer” (as defined below) and Exhedra solutions, Inc. Corporation (“Exhedra”), a Florida Corporation with corporate offices in Tampa, Florida. These Buyer’s Terms and Conditions (“Agreement”) sets forth the provisions under which the Buyer may use the web-site for the purpose of buying and licensing software solutions, services, and products.

DEFINITIONS

Site(s): www.RentACoder.com and www.2RentACoder.com

Exhedra: Exhedra Solutions, Inc. is the parent company and owner of the site

Bid Requests: Users of the site desiring to purchase custom software solutions (and other miscellaneous types of projects) via a reverse auction make bid requests on the site to solicit bids from software developers.

Bids: Software developers place bids on bid requests, in attempts to solicit business.

Buyer: Person(s) or company(ies) placing one or more Bid Requests.

Seller:  Person(s) or company(ies) placing one or more Bids.

Coder: Another name for a Seller.

1. TERM

The initial term of this Agreement shall be a period of one (1) year from the Effective Date. Thereafter, the Agreement shall automatically renew for subsequent one (1) year terms.  At any time, either party may terminate this agreement, with or without cause, upon thirty (30) days prior written notice. Exhedra reserves the right to immediately terminate any Buyer who commits fraud, slander, a denial-of-service attack, or commits any other action which it deems inappropriate. Neither party has made any commitments regarding the duration or renewal of this Agreement beyond those stated herein.

2a. BUYER’S OBLIGATIONS

Buyer will use the site to make bid requests of coders.  Upon acceptance of a bid the Buyer will provide funds for escrow with Exhedra Solutions, Inc.  Exhedra Solutions, Inc. reserves the editorial right to reject any bid request or buyer for financial or other reasons.

All information provided by Buyer shall be true, accurate and up-to-date at all times, including, but not limited to, information contained within a Bid Request, information concerning intellectual property ownership and rights thereto, and credit information. If the Buyer does not own the information, they agree to assume sole and complete responsiblity for ensuring that the owner of all information has given all necessary permission to make the information available to other parties, whether to the general public or to specific groups or individuals. This permission must be royalty-free and grant the person(s) who see the information the non-exclusive right-to-use, transmit, modify, or display it as may be required to respond to a Bid Request and in order for Exhedra Solutions, Inc. to review the Bid Request and post the information for access by Bidders.

Buyer agrees not to post requests for illegal software and/or services (including but not limited to cracking, hacking and virus software/services), 'free' work or work whose only compensation is profit sharing, or requests that are deemed by Exhedra to be offensive or inappropriate. Doing any of the above can result in immediate account termination and expulsion, at the discretion of Exhedra.

Buyer has read, understands and agrees to abide by all the terms under "Terms and Conditions" (which deal with general site usage and other such issues) and is located at: http://www.rentacoder.com/RentACoder/misc/TermsAndConditions.asp. Additionally, Buyer has also read, understands and agrees to the Copyright Violation Polices and Procedures policies located at: http://www.rentacoder.com/misc/DMCA/default.asp.

As Rent A Coder provides its service in return for a Rent a Coder Fee paid by the Seller, the Buyer agrees not to contact any sellers outside of the site (by email, phone, etc.) before the buyer's money is escrowed. Doing so can result in immediate account termination and expulsion, at the discretion of Exhedra.

Password Pair. Exhedra strongly urges the Buyer to follow standard security measures, which includes but is not limited to:

•	Protecting their password pair (email address and password) by keeping it completely private and confidential (so that a person doesn't discover the information and compromise their account).
•		Selecting their password such that:
	o	It is a mix of both numbers and letters, and least 8 characters or more long (to prevent a person from easily guessing their password).
	o	Choosing a password that is unique and different than passwords used for other sites and services (so that a compromise at another site will not compromise their account).
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Keeping their email address current in the system and safeguarding access to their email account (so a person who compromises their email account cannot compromise their site account via the "forgot password" function of the site).

•	Closing their account on the site should their email address fall out of their possession (so the person who next assumes the address will not be able to compromise their account).
•		Etc.

Buyer authorizes Exhedra Solutions, Inc. to treat themselves or any party who provides the Buyer’s password pair as the Buyer themselves, and agrees to assume sole responsibility for all transactions, obligations, liabilities and/or actions undertaken by any such party. Buyer further understands and agrees that for their protection, Exhedra personel may not provide certain types of customer service requests for them, until they authenticate their identity by providing their password pair.

Copyright Negotiations. Buyer and Seller may agree to the transfer of intellectual property rights by negotiating and/or documenting the terms in the 'complete bid request' on the site (see later definition). Both parties agree to bind themselves to such an agreement and the local and International laws that may apply. Both parties also acknowledge that the agreement is exclusively between themselves and the other party and does not involve Exhedra. While Exhedra reserves the right to take action against a party that breeches a copyright agreement under the rules against 'fraud', both parties fully indemnify Exhedra of all responsibility and repercussions of a breech by the opposite party.

Copyright forfeit. (added 12/15/2002)      Should buyer's method of payment later be found to be invalid (i.e. including but not limited to the use of a fraudulent or invalid credit card, Paypal account, or bounced check), the Buyer will forfeit all copyrights to completed work and will immediately turn over all work in their possession. Copyright will return to the Seller, unless Exhedra (at it's sole and exclusive option) chooses to pay the coder the outstanding amount defaulted on by the buyer...in which case copyright will pass to Exhedra. Exhedra warns buyers that it intends to prosecute all fraudulent purchases to the fullest extent of the law.

Access To Source Code, Deliverables and Systems.      Buyer understands and agrees that Exhedra may be called upon by the seller, a third party, or a self initiated investigation to examine the work that was delivered. Buyer agrees to make available to Exhedra all source code, deliverables and access to systems necessary to fully and completely investigate the allegations. Exhedra agrees not to copy, acquire, sell, barter, trade, or use such source code, deliverables or systems, in any manner other than to verify that work was performed as contracted. If a non disclosure agreement is required by the Buyer before accessing the above, Exhedra and the Buyer will make all reasonable arrangements. Buyer is highly recommended to ensure that Exhedra has access ONLY to the things that it requires to perform the above, and not grant access above and beyond this. Additionally, Buyer agrees that they (and not Exhedra) are responsible for safeguarding all of their property in advance of providing access, using industry accepted standards when allowing access to an external party. This includes but is not limited to backing up all source code, deliverables, data and systems that could or might be affected by the level of access being granted by the Buyer to Exhedra. Exhedra will excerise utmost care in conducting testing. But ultimately Buyer agrees that Exhedra is not responsible for any inadvertent changes that might occur...including possible decreased functionality or loss of data, that might result from testing.

Advance Payments. (added 9/22/2002)      Buyer agrees not to grant coder any 'Advance Payments'. An advance payment is a risky transaction where the buyer releases funds from escrow before the delivery of the work (or percentage of work being accepted) is completed. Doing this completely circumvents and nullifies all the built-in buyer protections of the Rent A Coder 'safe escrow' system, and can result in the buyer losing part or all of their advance payment. Buyers who go against the wishes of Exhedra and grant a Seller an advance payment, acknowledge their complete and sole liability for all funds advanced in this manner and fully exonerate Exhedra of any liability whatsoever.

Rating.      Buyer has the right to rate coders on completed transactions and transactions that are cancelled in buyer's favor.

However, to prevent retalitory ratings, Exhedra may hide both parties' ratings from public view until both parties have rated each other. If Buyer does not rate the Seller within 2 weeks of the completion date of the project (or cancellation date, whichever is applicable), Exhedra may then make any rating placed by the opposite party visible. Additionally, the Buyer will forfeit the right to rate the coder.

Should Exhedra (at its sole discretion) determine that a buyer's rating is in inaccurate or in any way retaliatory in nature, then Exhedra may amend, replace or delete the buyer's rating, and a note about such may be placed as a public rating on the Buyer's account. A Buyer who practices retaliatory ratings may be found in default of this agreement and banned from the site.

Should the Buyer demonstrate poor or inappropriate behavior (to be determined at the sole discretion of Rent a Coder), Rent a Coder reserves the right to publicly document such behavior via a rating and comment in the Buyer's profile. Such behavior includes (but is not limited to) losing an arbitration, refusing to cooperate with an arbitration, and sending abusive communications to the other party or to Rent a Coder staff.

Use of English.      Buyer agrees to use English in all communications on the site to allow Exhedra to properly arbitrate in the case of a dispute. Should the buyer violate this and Exhedra determines it cannot deliver a fair arbitration, the Buyer will forfeit arbitration.

Illegal Requests. Despite Exhedra's best efforts to prohibit bid requests that violate either Rent a Coder policy or United States law, it cannot prevent all such bid requests from being posted, as no system is perfect. Should a Buyer, against the wishes of Exhedra, post such a bid request, choose a Seller and escrow funds, then Buyer agrees that Exhedra may cancel the project at any time. Buyer also agrees that they forfeit rights to some or all of the funds (as detailed below) as well as forfeit all rights to any deliverables. Additionally, Buyer will be ejected from the site under the terms of 'fraud' and may be reported by Exhedra to the proper authorities.

The forfeited fund amount shall be determined as follows, and is designed to fairly compensate a non-complicit Seller. If Exhedra determines that the Seller is not complicit, then Exhedra will determine the percentage of work completed by the Seller. That amount will be deducted from the Buyer's funds. Exhedra will award the percentage to the Seller (minus any applicable Rent a Coder fee as detailed elsewhere). Any remainder will be returned to the buyer (minus any cancellation fee as detailed elsewhere). The deliverables will NOT be released to the Buyer.

If Exhedra determines the Seller was complict then the Seller will receive no credits and the entire amount will be returned to the buyer (minus any cancellation fee as detailed elsewhere).

Bonuses. Bonuses are a special type of transaction provided for the convenience of Buyers to send an immediate payment to a Seller. If Buyer chooses a bonus, then they authorize Exhedra to immediately credit the Seller's account with the funds. Buyer understands and agress that Exhedra will not offer either escrowing or arbitration services. Additionally, Buyer releases any and all claim to any refund of the funds released in a bonus, and agrees to operate under the same conditions as if they had accepted work as 100% complete on the funds, under "ACCEPTANCE OF DELIVERABLES".

Limitation on allowed contract terms. Both Buyer and Seller agree that any terms negotiated with another party that violates any of the following rules are NOT legal binding and are COMPLETELY NULL and VOID without the express prior written consent of Exhedra.

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Any terms in which a party forfeits any of their rights in arbitration. This includes sellers stipulating that the deliverables must be accepted "As is" or "Site unseen", or Buyers stipulating that their final approval of the work will override what the arbitrator determines in testing.

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Any terms which bind a party to work in perpetuity or forfeit their right to consent to a contract amendment. (Example: "Seller agrees to accept all additions to the scope of work that the buyer desires, until they are satisfied.")

Exhedra may consider attempting to negotiate such terms grounds for account censure or termination under "fraud".

Duplicate Accounts. The anonymous nature of the Internet makes it possible for a Buyer who has had their account involuntarily terminated (or who received unfavorable ratings on that account) to create another account on the site and resume transacting business on the site, against the will of Exhedra. Exhedra regularly monitors site profiles and activity for this sort of action, and should the Buyer be determined by Exhedra to have done this, Buyer agrees that all project underway will be halted, and all funds dealt with per the section entitled "Illegal Requests". Additionally, the account will be closed. Friends, family members and/or business associates are not allowed to create or transfer ownership of accounts to attempt to circumvent this rule, and all Sellers agree that if they are discovered to be participating in such a scheme, all accounts will be treated as duplicate accounts, per the above rules. Occasionally, a previously banned user approaches another legitimate Buyer about 'sharing' their legitimate account. Exhedra strongly advises Buyers from participating in this sort of scheme. Buyers whom Exhedra determines have colluded with an illegitimate user will be considered illegitimate themselves and treated in the same terms as detailed above.

Parties explicitly not permitted to participate on the site. While Exhedra reserves the right to restrict membership and use of the site to anyone for any reason it deems appropriate, the following parties are never allowed to participate on the site.

1.	Parties living in countries with which the United States has an economic embargo prohibiting economic activity with.
2.

Parties whose participation on the site causes them a conflict of interest...including owners, partial owners, employees or contractors who are working or have worked for a competitor to any Exhedra service.

If a party is discovered to fall into one of the above categories, their accounts will be closed. If they are a Seller, all funds in their account will be returned to the Buyer, minus the Rent a Coder fee (at the discretion of Exhedra).

2b. EXHEDRA’S ESCROW OBLIGATIONS (Added 12/15/2002)

Exhedra warrants that all escrowed funds will be used solely for the purpose of escrow transactions and not allocated to any other use, whatsoever, with no exceptions. Furthermore, all funds escrowed by the Buyer will be held in a dedicated separate account, maintained solely and exclusively for Rent a Coder escrow accounts. This restriction will exist until funds are either awarded to the Coder or are physically refunded back to the Buyer.

To further protect the Buyer in the unlikely event that Exhedra declares bankruptcy, Exhedra hereby grants the Buyer the right to be refunded escrow funds, BEFORE any other outstanding creditors are paid. Any bankruptcy reorganization filed by Exhedra that does not follow this grant's priority, will not be allowed.

3. BUYER’S REPRESENTATIONS

Buyer represents that it has the full power and authority to execute this Agreement.  Buyer is the owner of, and/or has received all appropriate consent from the owners of, any and all material, information, intellectual property in any form, or other data that Buyer makes available to Exhedra Solutions, Inc. and to Bidders.

3b. NDA and/or Additional Agreements not covered by Site Escrowing Agreement

Some Buyers and Coders may enter into additional agreements not covered by the site escrowing agreement. These include (but are not limited to) penalty clauses (ex: "Coder must deliver by x/xx/200x or they will owe Buyer $1 for every day late"), any agreements extending past the time of 100% work acceptance by the Buyer (ex. "Coder warranties work for a year and will fix any bugs in that time"), or a Non Disclosure Agreement (NDA). Both Buyer and Coder understand and acknowledge that these agreements are made directly between the Buyer and the Coder and do not involve Exhedra, Rent a Coder or any of its subsidiaries or other legal entities. As such, Rent a Coder and Exhedra are not and will not be liable in any way whatsoever regarding such agreements, including enforcing such agreements.

Should the Buyer wish to create an agreement that extends past the time of 100% work acceptance, but still receive protection via the site...Exhedra recommends the following: creating a brand new and separate bid request (apart from the initial bid request) to allow the work to fall under a new escrowing agreement. This allows funds to be released only when the bid request (or milestone phase) is completed, and affords the Buyer protection via the site escrowing agreement.

Should the Buyer utilize the NDA feature of the site and then subsequently wish to take action against the Coder, Rent a Coder will provide all correspondence that it has in its possession that occurred between the Buyer and Coder on the site, for use by the buyer in such action.

4. ACCEPTANCE OF DELIVERABLES

After coding is completed, the deliverables will be sent from the Seller to a location on the site where the Buyer may download them.

If the deliverables are 100% satisfactory to the buyer, then Buyer agrees to indicate 100% acceptance of the deliverables via the web site (or a partial acceptance if the deliverables are only partially complete and satisfactory based on pre-agreed upon milestones).

Buyer assumes sole and complete responsibility for adequate testing to determine for themselves whether or not the deliverables are 100% satisfactory or not (or partially satisfactory if pre-agreed upon partial milestones have been created). Buyer agrees to never accept any work before deliverables have been 100% tested and they are 100% satisfied. If against the wishes of Exhedra, Buyer accepts work without the above two items being true , Buyer agrees that the acceptance and payment fall under the risky category of "advance payments" as detailed elsewhere in this contract, and can result in a loss of funds for the Buyer. Exhedra cannot discourage this sort of high risk activity enough.

Realizing that the Seller will not be credited until work is fully or partially accepted, the Buyer agrees to do all testing in as timely a basis as possible. Buyer also agrees not to withhold acceptance unreasonably.

Should the Buyer not be 100% satisfied, then Buyer agrees to not accept the work and instead notify the Seller as well as Rent a Coder of the problem in a timely basis so that it can be resolved. Should there be any dispute by either Buyer and Seller regarding acceptance, both Seller and Buyer agree to abide by the Rent a Coder rules of arbitration in section 4b.

During work acceptance it is occassionally possible for a Buyer to accidentally accept a different amount of work than they intended to (i.e. by hitting the accept button twice on 50%, or making a typo, etc.). If Exhedra (in its sole discretion) determines that enough proof exists to demonstrate that this occurred, then Buyer and Seller agree that Exhedra may correct it to reflect the original intention.

4b. RENT A CODER RULES OF ARBITRATION

These rules of arbitration exist to ensure a fair and safe environment for the buying and selling of computer software and related systems. Should a dispute arise over the completion of a project, the allocation of escrowed funds, or any other issue, both Buyer, Seller and Exhedra agree to the following rules:

1) About Mediation / Arbitration:

Should the Buyer and Seller not be able to come to agreement on acceptance, (including but not limited to whether deliverables have been met and bid acceptance should occur), both parties agree to designate Exhedra as sole mediator and arbitrator (two distinct roles).  Exhedra agrees to mediate and arbitrate fairly and impartially according to the rules in this section. Where no rules yet apply it will use it's best judgement (in Exhedra's sole opinion).  Buyer and Seller agree that Exhedra's decision is final and binding to them and hereby waive any other further legal challenges or remedies including but not limited to civil or criminal litigation against the other party or Exhedra.

2) Mediation:

Before arbitrating, Exhedra may attempt to first mediate a mutually acceptable compromise solution between both parties if it determines the option is a viable one. A mediated compromise can provide a quick and easy way for both parties to obtain a successful outcome, without the time and energy required by a full-blown arbitration. Both Buyer and Seller understand and acknowledge that they are NOT required to accept any mediation proposals. Exhedra acknowledges that the refusal of any party to accept a mediation proposal will not affect its standing in the subsequent arbitration.

If a mediation succesfully occurs in which the original contract is either reduced or cancelled, Exhedra will document what occured by placing a rating on one or both parties' records, as detailed below under "Exhedra

Ratings".

Should either party not agree to a mediation compromise, or should Exhedra (at it's sole discretion) determine that the option is not a viable one, the process moves on to arbitration.

3) Arbitration:

Whereas mediation is like a diplomatic negotiation between two countries, arbitration is like a court trial. Much like a trial case, each party's side is weighed and often evidence needs to be gathered to determine the prevailing party.

Arbitration of the bid request is based solely on whether or not the Seller met the conditions specified in the Buyer's 'Entire Bid Request' (unless either Buyer or Seller prematurely forfeits by the other rules of arbitration detailed below).    The 'Entire Bid Request' is defined as:

•	The original bid request posting on the site (which includes but is not limited to the description, attachment and deliverables)
•	The subsequent clarifications and/or changes made in bids/comments from both sides in the site bidding/comment system.

     Both Buyer and Seller agree that any discussions conducted outside of the site (including email, off-site chat and oral conversations over the phone) are NOT considered part of the 'Entire Bid Request' and WILL NOT be taken into account.

Exhedra has found that due to poor wording or lack of attention to detail, that sometimes portions of the 'Entire Bid Request' contradict other portions or are unclear.  In the event that either Buyer or Seller disputes with the other party any portion of the 'Entire Bid Request' (including but not limited to disputes over an alleged contradiction,  interpretation, or applicability) Exhedra will be the final determiner of the best method of resolving the issue.  It will make this determination using the most impartial method that it can, in good faith, formulate.

Despite repeated warnings to both Buyer and Seller to the contrary, occasionally Exhedra finds that both parties have neglected to use the site to detail key items of the 'Entire Bid Request', withholding the information necessary to make what Exhedra feels is a "just" arbitration decision.  This can happen due to a deliberate manipulation by one party and/or due to genuine ignorance of the consequences of such behavior by one or both parties. Should Exhedra determine this to be the case, it may extend the definition of the 'Entire Bid Request' to include items not normally covered (such as 3rd party chat logs).  However, neither Buyer nor Seller may demand such an extension nor possess the "right" to such an extension.  Instead Buyers and Sellers agree to properly document the 'Entire Bid Request' on the site as Exhedra warns, and not expect, or count on an extension to occur in any arbitration.  Site users who repeatedly do not use the site to document the 'Entire Bid Request' may be ejected from the site.

4) 'Quick Resolution' Arbitrations

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If a Seller does not upload completed deliverables to the site by the delivery deadline posted by the buyer, then the Seller will be found in forfeit of the arbitration. The Seller agrees to allow enough time before the deadline to doublecheck that what they uploaded to the site is actually what they intended to upload and is in the proper format and is 100% of the deliverables...and to reupload it before the deadline if it should not be. Should the site be down, the Seller may alternately confirm delivery by emailing the deliverables along with the bid request URL to facilitator@rentacoder.com. The date/time stamp of the email will then be used to determine if delivery was made on time or not. However, to prevent an unscrupulous Buyer from unfarily manipulating a Coder to obtain free work...should Exhedra discover evidence that it feels indicates that the Buyer continued to work with the Seller after the deadline, and the Seller did so in a fully competent manner, then the deadline may be deemed "Implictly Extended" by the Buyer's actions..nullifying the previous deadline and the above mentioned forfeiture.

If the timezone for a deadline is ambiguous, then Buyer and Seller authorize Exhedra to determine the time zone to be enforced, using whatever method it deems (in it's sole opinion) to be appropriate.

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If the Seller has already agreed to provide status reports prior to the arbitration and did not fulfill that agreement, then they also be found in forfeit of the arbitration. However, to prevent an unscrupulous Buyer from unfarily manipulating a Coder to obtain free work...should Exhedra discover evidence that it feels indicates that the Buyer continued to work with the Seller after the status report requirement was not met, then the Buyer will be considered to have waived their rights to cancel on that particular missed stats report..nullifying the previous deadline and the above mentioned forfeiture. Note: status reports are NEVER required of the Seller while arbitration is in process.

•	If either party closes their account, then they agree that they will forfeit any ongoing and/or future arbitrations.

5) 'Insufficient Progress' Arbitration

If the Buyer charges that the Seller is not making sufficient progress on a bid request, the Seller must supply specific demonstrable proof to the contrary. Examples of demonstrable proofs of progress are (depending on the level of progress expected) programming requirements, designs, prototype, code and/or test cases. If Exhedra determines that demonstratable proof of progress has not been supplied, the Seller will be found in forfeiture of arbitration. Exhedra may not only cancel the Seller's bid but also assign the Seller's other open bid requests to another, more responsible Seller.

6) 'Deliverable Dispute' Arbitration

The typical arbitration case involves a disagreement on what was delivered. The Buyer typically claims that they did not receive 100% of the 'Entire Bid Request' and the Seller typically claims that they did provide this to the Buyer.

The only way to determine who is being truthful and who isn't, is to test the deliverables.  When this occurs, an Exhedra tester will perform "flaw list verification" where they compare the Buyer's list of problems (the "flaw list") to the actual application/deliverables.  Should one or more flaw list items be verified, then the Buyer wins arbitration.  Should no items be verified then the coder wins arbitration.  The process works as follows:

1) "The Flaw List": First Exhedra will request a detailed flaw list from the Buyer detailing exactly what the Buyer contends was not delivered, and (if appropriate) instructions on how to duplicate the alleged behavior.  Buyer agrees to provide the above when requested by Exhedra, so that Exhedra can confirm or deny whether the original bid request requirements were met or not.  Should the Buyer not provide the flaw list then they will be found in default of arbitration.  Note that all flaw list items will be screened per the "Flaw List Exceptions" rule below.

An unscrupulous Buyer who knows that they will lose arbitration, might be tempted to unfairly delay the inevitable payment to the Seller, by delivering flaw lists in 'piece-meal' fashion. To prevent this, the Buyer agrees that any flaw list they present is the full, complete and final flaw list.

Occasionally, the arbitrator may add items to the initial flaw list that they feel are pertinent, and these may even be items suggested by one of the involved parties. However, both Buyer and Seller agree that only the arbitrator may do this, and that no other party may.

2) "Testing Venue:"  Since the deliverables must function in the Buyer's environment for acceptance, and the Buyer is the party creating the "flaw list", the Buyer will be responsible for hosting the testing venue.  However, if the coder is determined to have not released the deliverables in question to the Buyer, the Coder will be responsible for hosting the testing venue.  Exhedra does reserves the right to move responsibility for the testing venue to another party if it (in it's sole opinion) believes a fairer result may be achieved.  Additionally, Exhedra may choose to host the testing venue itself, if it (in it's sole opinion) determines:

a)...that the arbitration venue responsibility would not be better served by either the Buyer or the Seller

b)...that significant setup assistance will not be required from the Seller (since a Seller can take advantage of such a situation to do configuration tweaks that were not done on the buyer's system)

c)...that it has an existing environment adequate to testing the deliverables

Both Buyer and Seller agree that if required to provide the testing venue, they will provide Exhedra with access to all aspects of their environment that are necessary for Exhedra to:

a) Verify or deny the Buyer's claims in the flaw list

b) Verify or deny that deliverables have been modified to cheat the testing process

Note that these aspects may include (but are not limited to) software, hardware, documentation, remote access to systems etc..   Should the party responsible for hosting the testing venue refuse to provide all aspects of the testing venue when required to, they will default on the arbitration and forfeit it.

Exhedra may use file comparisons (and/or other means) to ensure that modification of deliverables does not occur by the testing venue host.  If Exhedra (in it's sole judgment) determines that the host has modified deliverables to influence an arbitration unfairly in their favor, the host will forfeit arbitration, be found in default of their contract under the terms of 'fraud', and will have their account involuntarily closed.

3) "Flaw List Exceptions": Certain types of flaw list items will not be tested and must be removed from the flaw list.  They include:

a) Subjective Items:

Items that cannot be objectively stated cannot be objectively tested.  The Buyer will be given the chance to restate them objectively, but if they do not, then they will be removed from the flaw list.

b) Cosmetic Items:

The Seller acknowledges and understands that they are expected to follow software development standards, which dictate doing adequate testing to ensure that the application received by the buyer contains all agreed upon functionality and in stable working condition.  However, the Buyer also  acknowledges and understands that  the complexity of modern software makes it impossible to create software that is 100% bug free (Windows is an excellent example).  To ensure a fair test, certain items called "Cosmetic Items" will be removed from the flaws list.

"Cosmetic items" are defined as flaw list items that are infrequent, do not affect the major functionality of the deliverables and can be corrected very easily.  Some examples are a web page with the wrong background color or "typos" in a few data entry fields.  Should items be found to be "cosmetic items" and the Seller actually wins arbitration, then they will be required to fully correct them before receiving payment.

Note that should the tester determine that the frequency of potentially cosmetic items shows a lack of adequate testing by the Seller, then the 'cosmetic' items will NOT be removed from the flaw list.

c) Setup program bug items:

The flaw list may contain reference to items caused by a faulty setup program.  Due to the exponential number of different computer configurations in the world, setup programs sometimes do not run perfectly on every machine.  More importantly, sometimes these issues cannot be identified until they are run on a particular "problem configuration" machine.  If the tester determines that one or more setup program related flaw items fall in this category and could not have been prevented by the Seller using adequate testing using their own equipment and proper testing measures commensurate with the bid request, then these flaw items will not be considered.

7) Forfeiting Arbitration by not responding

Buyer agrees to be prompt in corresponding with Seller and Exhedra, including final acceptance of 'Work Complete'. Should a Buyer not fully comply with Exhedra requests to either certify 'Work Complete' or produce a flaw list within 5 business days, Buyer will forfeit the arbitration (at Exhedra's sole discretion). For situations other than work complete/flaw list requests...should a Buyer not respond to Exhedra arbitration communication in 3 days, they will forfeit arbitration (at Exhedra's sole discretion).  Should a Buyer respond in 3 days but (in Exhedra's sole determination) attempt to stall the arbitration by inadequately addressing one or more issues, then they may also be ruled in forfeit of the arbitration (at Exhedra's sole discretion).

If a Buyer forfeit occurrs then Buyer forfeits the arbitration as well as the entire amount of the escrowed funds. Exhedra may (at it's sole discretion) either award those funds to the Seller without further investigation, or choose to investigate if the Seller accomplished the contracted work corresponding to the escrowed funds. If Exhedra chooses to investigate, they will award the Seller the perentage that Exhedra deterimines that they have completed and return all additional escrowed funds to the Buyer.

Seller agrees to be prompt in corresponding with Buyer and Exhedra.  Should a Seller not respond to Exhedra arbitration communication in 3 days, they will forfeit arbitration (at Exhedra's sole discretion).  Should a Seller respond in 3 days but (in Exhedra's sole determination) attempt to stall the arbitration by inadequately addressing one or more issues, then they may also be ruled in forfeit of the arbitration (at Exhedra's sole discretion). Should a Seller not complete status reports prior to the beginning of the current arbitration then they will forfeit arbitration at Exhedra's discretion. If Exhedra determines a forfeit has occured, then in addition to the Seller's bid being cancelled, all of the Seller's other bids which have been selected by Buyers may be assigned to another (presumably more responsible) Seller.  This may be done with or without notice to the original Seller.

8) When the Buyer Wins Arbitration:

If the Buyer wins arbitration, they may, at their option, apply the entire escrowed amount to a new Seller at no charge.  Rent a Coder will offer the Buyer options (if available) of switching to other Sellers on the original bid, opening a new bid request to get new Seller bids, or otherwise offering to connect the Buyer with Sellers for the purpose of completing the project.

The buyer also has the option to cancel the bid request and request a refund of escrow funds.  To compensate Exhedra for the costs in this process, all refunds of this nature are subject to a cancellation fee for the Buyer, as detailed under "Cancellation fee" elsewhere in this contract. However, to compensate the Buyer when cancellation is not their fault...should the Seller be determined by Exhedra to be "at fault" for the cancellation, then funds in the Seller's account (if available) or a Seller Guarantee Deposit (if available) will be used by Exhedra to lessen or completely eliminate this charge.

If the Buyer is awarded back 100% of their escrowed funds on a project, then they agree that the deliverables created by the coder may NOT be kept by the Buyer. Buyer agrees to relinquish possession by promptly and completely destroying all deliverables and copies of deliverables in their possession.

9) One Party Rating the Other Party:

To prevent 'retaliatory ratings', the losing party in an arbitration forfeits the right to rate the other party. Exhedra reserves the right to suspend rating rights on either party and/or to remove/edit ratings that it judges to be either retalitory in nature or involving a "trade" of favorable ratings to avoid a deserved bad rating.

10) Exhedra Ratings:

Exhedra reserves the right to rate any party at any time, as detailed previously.

However mediations and arbitration situations receive special scrutiny from Exhedra because they often tempt one party to "trade" a deserved bad rating in return for performing a concession for the other party.  This practice is unfair to future buyers and sellers who rely on the ratings to make decisions and taints the overall integrity of the rating system.

To prevent this, both parties agree to cooperate fully and completely with Exhedra's investigations as to why a cancellation or reduction in payment has occurred. Exhedra (at it's sole discretion) will determine who is "at fault" and will then apply it's own rating as follows:

•	When one party is found at fault

The at fault party receives a negative rating (3 or less) with a comment detailing  what occurred and the arbitration is recorded as a 'lost' arbitration on their record.

•	When two parties are found at fault.

Both parties will receive a negative rating (3 or less) with an comment detailing  what occurred and the arbitration is recorded as a 'lost' arbitration on their record.

•	When Exhedra can't determine who is at fault

There are times when it is not possible (or economically practical) to determine conclusively which party is at fault and which isn't.  In these cases, both parties will receive a neutral rating with a comment detailing each party's unverifiable position.  The arbitration is recorded as  'neutral' arbitration on both party's records.

•	When Exhedra determines that neither party is at fault

Both parties will receive a neutral rating with a comment detailing why the result was neither party "at fault".  The arbitration is recorded as  'neutral' arbitration on both party's records.

11) Coder cancellation grace period:

A Seller may, in good faith, place a bid and then later discover at the time of escrowing that they cannot take on the project. Some examples include winning more projects than anticipated, or taking on additional responsibilities while waiting for the Buyer to escrow funds. If a Seller notifies the Buyer (onsite) or Exhedra, within 24 hours after the Buyer fully completes the escrow payment, with a reason that will prevent them from completing the bid request, Exhedra will grant them a neutral rating, rather than a poor/bad rating. A comment indicating that the cancellation grace period was exercised by the Seller will be documented by Exhedra on both the Seller and Buyer's profiles. Should Exhedra (at it's sole discretion) determine that the reason does not appear to be legitimate (including but not limited to 'I just don't feel like doing the work'), it can revoke this privilege.

12) Inappropriate Behavior:

If either party threatens or harrasses the other party or Exhedra, does not treat the arbitration process with respect or professionalism, does not follow arbitrator instructions, attempts (in Exhedra's opinion) to manipulate or unduly influence the arbitration process, or breaks any rules in the buyer or seller agreement or in the site terms and conditions, then Exhedra may choose to automatically rule in favor of the opposite party.

13) Unfair contact via phone:

Exhedra arbitrators must maintain their objectivity to produce a fair judgement. This cannot be maintained when a party initiates one or more phone calls to attempt to influence or pester the arbitrator into deciding in their favor. To prevent this, both parties agree to communicate exclusively via the site and not by phone. Exhedra arbitrators can communicate by phone to explain the rules, clarify statements that they made (if they were unclear to a party), or explain how to post to arbitration. But the actual arbitration itself cannot be discussed on a phone call initiated by either party.

5. PAYMENT TERMS

Buyer will transfer funds to Exhedra via one of the methods provided on the web site which includes credit card, PayPal, snail mail check and bank to bank wire transfer (methods are subject to change).   If Buyer chooses a bank to bank wire transfer, Buyer agrees to pay Exhedra a surcharge to cover its expenses as follows:

Domestic (if buyer sends from the United States): $10.00 (USD)

International (if buyer DOES NOT send from the United States): $35.00 (USD)

Buyer warrants that payment is made in good faith. Should payment be rejected by a financial institution due to insufficient funds, bad credit, charge back or other reason, they agree to compensate Exhedra for the expense and inconvenience with an additional 15% service charge. Buyer agrees to not move funds to escrow without the intention of paying the coder upon completion of the job. If Buyer wishes to increase or decrease the amount escrowed, they may do so with mutual agreement of the Seller, and documentation of the reasons for the adjustment on both party's ratings by Exhedra. Rent a Coder does not collect taxes, duties, fees or other governmentally imposed excises, so Seller and Buyer agree to assume their respective responsibilities under the law.

Chargebacks.

If Buyer issues a chargeback on any deposited funds, rather than (or despite) participating in the arbitration process, it will be deemed a payment made in bad faith. The Buyer will be given an opportunity to make good on the funds by immediately escrowing funds to cover the entire amount. The make good payment must be made via both a payment method and in a timeframe that Exhedra deems acceptable. If this occurs, then the bad faith payment will be considered negated. However if one or both do not occur, then Buyer agrees that they are guilty of fraud. All projects will be frozen, refunded, or dealt with in a manner Exhedra deems appropriate. Additionally, Buyer agrees that Exhedra may pursue whatever legal means become necessary to secure repayment of the entire amount of the bad faith payment from the Buyer. Buyer agrees to pay all Exhedra costs in securing such payment, including collection agency costs and reasonable attorney's fees.

Refund Policy.

Under no circumstances will a refund be granted for either a bulletin board auction or a bonus auction (where the Seller is credited immediately). For other auction types, the coder will generally commence work as soon as the Buyer's deposit is made. As their invested time and work is not recoverable, all funds escrowed are also non-

refundable except under the following circumstances:

1) Seller agrees that work was not commenced.

OR

2) Seller was determined to be "at-fault" for the non-delivery of the contract by the arbitration process (as detailed under "Rent a Coder Rules of Arbitration").

Buyer agrees to assume any cancellation fee that may be associated with a refund or partial refund, as detailed under "Cancellation fee" elsewhere in this contract.

Cancellation fee.

To compensate Exhedra for the costs it incurs in any full or partial refund, Buyer agrees to pay a 3.5% cancellation fee. If the refund occurred due to the fault of the other party (as determined in arbitration), that other party may be responsible for the cancellation fee instead. See the rules of arbitration, detailed elsewhere in this contract, for more details.

6 PROJECT DETAILS, BIDDING AND REPLY PRIVACY AND EXPLANATION (Added 7/3/03)

The Seller and Buyer may exchange one or more bids and replies on the bid request.  Exhedra wishes to make clear in this section exactly what is shown and what is not shown to other people on the site regarding bid requests and bidding.

Profiles:

Both buyer and coder profiles are publicly available.  Profiles are viewable by clicking on the person's name at various places on the site, including bids, bid requests and ratings.  3rd party search engines outside of the control of Exhedra (such as Google) may index and show these profiles on their sites.  If you wish to keep your identity private, you are advised to use the 'Screen Name' feature of the site and use a name different than you real name or company.

Open Auctions (with no NDA):

Project Details: (description, etc.)

Project details are viewable by the public

Bids/Replies:

While the bidding is open, the auction is conducted as a 'closed auction' and bidders cannot see the bids placed by other bidders.

Once a winning bidder is chosen, the accepted bid (made by the winning bidder), and the last bids (made by losing bidders) are made public and are viewable by the general public... to show that a fair and honest auction was conducted. This does include the screennames and site links of the bidders. Everything else remains private...including the text and attachments of all comments made.  The bid request page itself is removed from general public access on the site's search system.  However, the general public can view the title of the bid request on the winning bidder's resume.  Clicking on the link will allow a person from the general public to view the bid request itself and the information stated above.  Additionally, 3rd party search engines outside of the control of Exhedra (such as Google) may index and show this information on their sites.

If a buyer wishes to hide the details of their open bid request from the general public, they may choose to 'privatize' the open bid request once a coder is chosen. This converts it into a private auction (see below) which, as the name implies, is much more hidden. Click here for instructions on how to do this.

Open Auctions (with NDA):

Project Details: (description, etc.)

Project details are viewable only by those Sellers whom the Buyer approves for viewing by accepting their NDA.   The general public or those rejected may only view the "Pre NDA" message that the Buyer posts for the public.

Bids/Replies:

While the bidding is open, the auction is conducted as a 'closed auction' and bidders cannot see the bids placed by other bidders.

Once a winning bidder is chosen, the accepted bid (made by the winning bidder), and the last bids (made by losing bidders) are made viewable by those Sellers who had their NDA approved by the Buyer...to show that a fair and honest auction was conducted. This does include the screennames and site links of the bidders. Everything else remains private...including the text and attachments of all comments made.   The bid request page itself is removed from general public access on the site's search system.  However, the general public can view the title of the bid request on the winning bidder's resume.  Clicking on the link, however, does not allow a person from the general public to view the bid request itself.

Private and One-on-one auctions

Project Details: (description, etc.)

Project details are viewable only by those Sellers whom the Buyer invites to the auction.  The general public may not view the project details.

Bids/Replies:

While the bidding is open, the auction is conducted as a 'closed auction' and bidders cannot see the bids placed by other bidders.

Once a winning bidder is chosen, the accepted bid (made by the winning bidder), and the last bids (made by losing bidders) are made viewable only to those Sellers whom the Buyer invited to the auction...to show that a fair and honest auction was conducted. This does include the screennames and site links of the bidders. Everything else remains private...including the text and attachments of all comments made.  The bid request page itself is removed from general public access on the site's search system.  However, the general public can view the title of the bid request on the winning bidder's resume.  Clicking on the link, however, does not allow a person from the general public to view the bid request itself.

7SELLER GUARANTEE DEPOSIT GUARANTEE AND AGREEMENT.(Added 3/23/2003)

Buyer may require a Seller to place a 'Seller Guarantee Deposit' under the 'Seller Guarantee Deposit' feature of the site as a condition of accepting their bid. This is a good-faith deposit placed by the Seller to guarantee that the work will be completed.  The deposit is held in escrow by Exhedra, pending completion of the work.

Should the work be accepted by the Buyer 100%, the deposit will be returned to the Seller.  Should it not be, then the Seller will forfeit the deposit (or a pro-rated percentage of it...if only a percentage of work is completed).

Forfieted funds will be used to:
1.	Offset the Buyer's cancellation charge (if any). See the

Buyer Legal Agreement for information on when a cancellation charge might apply.

2.	100% of the remainder is donated to charity.

If the Buyer and Seller cannot come to agreement as to whether or not the work was partially or wholly completed, either party can ask that the project be placed into arbitration by a Rent a Coder arbitrator, who will determine exactly what was completed.  Both Buyer and Seller agree to abide by the decision of the Rent a Coder arbitrator as final and binding.

To learn more about the 'Seller Guarantee Deposit', please see the appropriate section of the 'Software Seller's Agreement'.

8. INTELLECTUAL PROPERTY INFRINGEMENT INDEMNITY.

Buyer will defend and hold Exhedra harmless in any suit or proceeding based on a claim that any equipment, products or services transacted under this Agreement, constitutes infringement of any copyright, patent or trademark.  Buyer will pay all settlements or damages awarded against Exhedra, provided that Exhedra (i) informs Buyer of such suit or proceeding in writing and within thirty (30) days of actual notice of a claim, and provides Buyer with all related information, (ii) grants Buyer the authority to settle or litigate such suit or proceeding

9 WHEN EXHEDRA IS A SELLER (Added 9/12/03)

From time to time Exhedra may wish to place bids on a Buyer's bid request as a Seller. If the Buyer were to accept such a bid request and then a dispute were to arise, the Buyer would not wish Exhedra to perform arbitration, as it would place Exhedra in a potential "conflict of interest" situation where it was judging a bid request in which it was a party to. To prevent this from happening, Exhedra agrees to the following:

1.	To clearly post in the initial bid placed on the bid request that the bid is being posted by Exhedra, and that special rules apply to the bid request, as detailed in this section.
2.	To waive their rights to arbitration.

By accepting a bid placed by Exhedra on the bid request, the Buyer agrees:

1.	To waive their rights to arbitration as well

To reduce the risk for the Buyer, Exhedra will attempt to negotiate mutually agreeable partial payments for the achivement of milestones.

10 Abandoned accounts.

Exhedra may do periodic account reviews to weed out abandoned accounts. If a Buyer is inactive for 18 months, their account may be considered by Exhedra to be abandoned. Abandoned accounts will be closed. If they have any funds remaining, Exhedra will notify the Buyer via email to their account email address, so they can be recovered by the Buyer. However, if the Buyer does not claim their funds for 6 months from the date of Exhedra's email notification, all funds will become the property of Exhedra.

11 Fraudulent Behavior Notification Warning.

If Buyer attempts to commit, or actually commits, fraud (of any type...including but not limited to "as defined by this contract", United States law, or an action generally accepted to be fradulent) that would adversely effect one or more other site users, then Buyer does grant Exhedra the right to:

1.	Notify those other users of the attempted or actual fraud (and provide pertinent details).
2.	Provide those other users with the Buyer's real name(s), address(es), phone number(s), fax number(s), and/or email address(es).

12. LIMITATION OF LIABILITY; INDEMNITY

Buyer may request advice regarding coder selection from Exhedra employees and contractors. Any advice given is purely the opinion of the advice giver and is done only for the buyer's benefit of an additional perspective. It does not constitute an endorsement or repudiation by Exhedra of the coder. Additionally, Exhedra cannot and does not guarantee the work of any coder on the site, whether recommended by an Exhedra employee or contractor, or not.

IN NO EVENT SHALL EXHEDRA (OR IT'S AFFILIATES) BE LIABLE TO BUYERS, SELLERS, OR ANY OTHER PERSON FOR EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL AND/OR CONSEQUENTIAL DAMAGES OF ANY KIND RESULTING FROM

THEIR USE OF EXHEDRA PRODUCTS OR SERVICES OR THEIR INABILITY TO USE SUCH SERVICES. THIS LIMITATION OF LIABILITY INCLUDES (BUT IS NOT LIMITED TO) THE COST OF COVER, LOSS OF PROFIT, USE, SAVINGS OR REVENUE, OR THE CLAIMS OF THIRD PARTIEs, AND APPLIES WHETHER OR NOT EXHEDRA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS AND ALSO APPLIES WHETHER OR NOT THE LIABILITY IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY. YOU AGREE THAT IN NO EVENT SHALL EXHEDRA'S LIABILITY TO YOU OR ANY THIRD PARTY EXCEED THE LESSER OF THE EXHEDRA FEE ON THE TRANSACTION INVOLVED, OR $10,000. THE LIMITATIONS IN THIS SECTION SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

Buyer shall indemnify, defend (with counsel approved in writing by Exhedra) and hold Exhedra, its officers, directors, shareholders, employees, insurers, attorneys, successors and assigns harmless against any and all claims for cost, damage, expense (including reasonable attorneys’ fees) or liability arising out of or related to the acts or omissions of Buyer, its employees, representatives or agents.

13. EXPORT

Buyer shall not resell software, equipment, or products purchased in the U.S. outside the U.S. without compliance with all applicable export regulations. Buyer acknowledges that the export or re-export of Product is subject to regulation by agencies of the U.S. Government, including in particular Parts 740, 742 and 744 of the Export Administration Regulations of the U.S. Department of Commerce, which prohibit export or diversion of Product to certain countries and persons.  Buyer shall not assist or participate in any such diversion or any other violation of applicable U.S. laws and regulations relating to export or re-export of Product or any of the technology related thereto.

14. DEFAULT;TERMINATION.

Should the buyer default, their account may be terminated by Exhedra. Buyer shall be considered to have defaulted under the Agreement for any failure to pay any invoice, credit charge, or PayPal charge when due and/or if Exhedra discovers any material misrepresentation or omission that Buyer has made in this Agreement, its Registration or Credit Application. In the case of either party, the failure by such party to observe or perform any material covenant or obligation under this Agreement shall constitute default. Buyer may also be considered in default if they violate the site terms of service, or violate the Custom Software Seller Agreement (if they are also a seller) or if their conduct with sellers is poor (defined as receiving 2 or more below average ratings and/or complaints). Should Buyer default, and still have outstanding escrowed funds, Exhedra will act to protect the time invested by coder(s) on the buyer's bid requests, by giving the coder(s) the choice to:

1) Stop work and receive compensation for the percent completed at the time the coder was notified.

2) Continue the project offsite with the buyer if they feel comfortable with this. Exhedra will cancel the project on site and refund funds to the buyer. Both parties will have full permission to conclude it offsite. Anything that occurs is solely a matter between the two parties and Exhedra will not arbitrate.

To prevent retaliatory action by the buyer on the coder, the buyer's input will not be taken on these options. To ensure fairness, Exhedra will verify the veracity of any coder claims according to the rules of arbitration as stated above. After disbursement to the coders, any remaining escrow funds will be returned to the buyer, after taking out a cancellation fee as detailed elsewhere in this contract.

If either party gives the other notice of termination or advises the other of its intent not to renew this Agreement, Exhedra may require Buyer to pay cash in advance for subsequent transactions regardless of Buyer’s credit status.

The parties' obligations under Section 7 shall survive any termination and/or expiration of this Agreement.

15. CLOSING ACCOUNTS.

At the request of the Buyer, Exhedra will close out their account, disabling all future use of it. However, Buyer understands and agrees that Exhedra will not delete any information, as it is required to report such information to 3rd parties including (but not limited to) FBI investigations, IRS invstigations, credit card fraud investigations, or for Exhera's own auditing purposes.

16. SECURITY AND VIRUSES.

Please note that Exhedra uses the best of its ability to protect all data from external and unauthorized party access by the use of (but not limited to) firewalls, encryption and 3rd party security consultants. Additionally it also uses the best of its ability to protect site users from viruses via virus scanning sofware. However no security sytem and/or virus system is 100% secure or 100% effective. Should sensitive data be confirmed as compromised, or a virus discovered on an Exhedra system, Exhedra will alert the affected Buyer via email (to the address registered on the site). However, due to the nature of security and viruses, Exhedra strongly advises the Buyer to take their own security precautions, such as personal virus scanning software, and/or encrypting sensitive communications. Given the nature of these matters, should a security compromise or virus incident occur, Buyer agrees that Exhedra is not liable for the incident (in any way or kind) nor for any reprecusions of such an incident (in any way or kind).

17. GENERAL.

Buyer shall not assign or transfer this Agreement without Exhedra’s prior written consent, which shall not be unreasonably withheld. Any attempted assignment shall be null and void.

This Agreement does not create a franchise, joint venture or partnership between the parties. Neither party hereunder is the agent, broker, partner, employee, or legal representative of the other for any purpose, except that Exhedra is the agent for Buyer and Seller in bringing the two, or more, parties together using the Exhedra website.  Exhedra shall act as a fiduciary for Buyer and Sellers for the limited purpose of collecting and disbursing funds.  For all other purposes, the parties are independent contractors.

Except for Buyer’s obligations to make payments, neither party shall be liable for failure to perform its obligations under this Agreement for causes beyond its reasonable control.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.  In the event that any dispute or controversy between the parties arises out of or is related to any of the provisions of this Agreement, and/or the performance or termination thereof, such dispute or controversy shall be subject to the exclusive jurisdiction of the Florida state courts in and for Tampa, Florida (or, if there is federal jurisdiction, the U.S. District Court presiding that area) and the prevailing party in any such dispute shall recover all of its costs, including reasonable attorneys’ fees.

No action, regardless of form, arising out of or related to this agreement may be brought by the Buyer more than one year after a cause of action has arisen.

Notices shall be sufficient only if sent by certified mail or air express, return receipt requested, or personally delivered to a party.  Notice by mail shall be deemed received on actual receipt.  Notices to Exhedra shall be sent to:

Exhedra Solutions, Inc.

Attn: Legal Services

14310 North Dale Mabry Hwy

Suite #280

Tampa, FL 33618

USA

The failure of either party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party to thereafter enforce any such provision.

If any term of this Agreement is found to be illegal or unenforceable, the remaining portions of this Agreement shall remain in effect, provided that the parties agree to negotiate in good faith substitute enforceable terms.

Note that Exhedra reserves the right from time to time to amend, modify or change this agreement. When this happens, Exhedra shall notate the new information clearly and post a notice in the 'news' section of the site about the update. Due to the majority of parties requesting not to be contacted via email about updates to the site, email notice will not always be given. Additionally, due to the financial costs associated with written notices...written notice will not always be given. If you are interested in keeping abreast of the latest changes to this agreement, then please bookmark this page and review it from time to time, or monitor the 'news' section of the site.

IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS TO TERMINATE THIS AGREEMENT BY PROVIDING NOTICE TO US. YOUR CONTINUED PARTICIPATION IN THE PROGRAM FOLLOWING OUR POSTING OF A CHANGE NOTICE OR NEW AGREEMENT ON OUR SITE WILL CONSTITUTE BINDING ACCEPTANCE OF THE CHANGE.

Should Exhedra and the Seller come to a special understanding not outlined in this agreement it will be laid out in writing and signed by both parties.

This Agreement is the entire understanding between Buyer and Exhedra with respect to the subject matter of this Agreement, and supersedes all (i) proposals, oral or written, (ii) negotiations, conversations or discussions between the parties and (iii) industry custom or past course of dealing, relating to the subject matter.